Exhibit 4.4

CERTIFICATE OF TRUST

OF

AMERICANWEST CAPITAL TRUST IV

THIS CERTIFICATE OF TRUST OF AMERICANWEST CAPITAL TRUST IV (the “Trust”) is being duly executed and filed by the undersigned on behalf of the Trust to form a statutory trust under the Delaware Statutory Trust Act (12 Del. C. §§3801, et seq.) (the “Act”).

1.	Name. The name of the statutory trust being formed is AmericanWest Capital Trust IV.

2.	Trustee. The name and business address of the trustee of the Trust with a principal place of business in the State of Delaware is as follows:

Wilmington Trust Company

Rodney Square North

1100 North Market Street

Wilmington, DE 19890
ATTN:	Corporate Capital Markets

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Trust in accordance with Section 3811(a)(1) of the Act.

WILMINGTON TRUST COMPANY, not in its individual capacity but solely as trustee of the Trust

By:
Name:
Title: